ADVISORS PREFERRED TRUST

INVESTMENT MANAGEMENT AGREEMENT

APPENDIX A

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL MANAGEMENT FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
OnTrack Core Fund	2.50%
The Gold Bullion Strategy Fund [1]	0.75% [5]
The Gold Bullion Strategy Portfolio [2]	0.75% [5]
Quantified Managed Bond Fund [3]	0.75% [5]
Quantified All-Cap Equity Fund [3]	0.75% [5]
Quantified Market Leaders Fund [3]	0.75% [5]
Quantified Alternative Investment Fund [3]	0.75% [5]
Spectrum Low Volatility Fund [4]	2.15% [5]
QES Credit Long/Short Strategy Fund [6,7]	1.00% [5]
QES Credit Long/Short Strategy Portfolio [6,7]	1.00% [5]
1 Effective as of June 28, 2013.
2 Effective as of July 28, 2013.
3 Effective as of August 1, 2013.
4 Effective as of October 29, 2013.
5 Pursuant to Paragraph 2.1.2, Fund expenses in Paragraphs 2.1.3 through 2.1.16 shall not be borne by the Adviser.
6 Effective as of the date below.

7 The Trust and Advisors Preferred, LLC acknowledge that rights to the name "QES Credit Long/Short Strategy Index" or any variation thereof has been granted to the Trust as a limited non-exclusive license to use such words in its Funds’ name or in any class name.  In the event Advisors Preferred, LLC ceases to be the investment adviser to the Fund using such name or variant thereof, the Trust's right to the use of the name QES Credit Long/Short Strategy Index or any variant shall automatically cease on the ninetieth day following the termination of this Agreement with respect to the Fund or Funds.  The right to the name may also be withdrawn by Advisors Preferred, LLC during the term of this Agreement upon ninety (90) days written notice the Trust.  Nothing contained herein shall impair or diminish in any respect, Advisors Preferred, LLC’s right to use the name QES Credit Long/Short Strategy Index or any variant in the name of, or in connection with, any other business enterprises.  There is no charge to the Trust for the right to use QES Credit Long/Short Strategy Index or any variant thereof.

ADVISORS PREFERRED TRUST	ADVISORS PREFERRED LLC

Date: November 18, 2014	Date: November 18, 2014

By: /s/ Catherine Ayers-Rigsby	By: /s/ Catherine Ayers-Rigsby
Name: Catherine Ayers-Rigsby	Name: Catherine Ayers-Rigsby
Title: President	Title: Chief Executive Officer